Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis (“MD&A”) is intended to provide an understanding of our financial condition, results of operations and cash flows by focusing on changes in certain key measures from year to year. This discussion should be read in conjunction with the consolidated financial statements for the years ended June 30, 2022 and 2021, and related notes included in Exhibit 99.1 and the unaudited condensed consolidated financial statements for the nine months Ended March 31, 2023 and 2022, and related notes included Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 22, 2023.

Cautionary Statement Regarding Forward-Looking Statements

Our MD&A contains forward-looking statements that discuss, among other things, future expectations and projections regarding future developments, operations and financial condition. All forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If any underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or intended. We undertake no obligation to publicly update or revise any forward-looking statements to reflect actual results, changes in expectations or events or circumstances after August 1, 2023, the date the Registration Statement on Amendment No. 3 to Form S-1/A was filed with the Securities and Exchange Commission.

This section of this report includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

Esports is a skill-based, competitive, and organized form of video gaming by professional players, playing individually or as teams. Esports typically takes the form of organized, multiplayer video games that include genres such as real-time strategy, fighting, first-person shooter and multiplayer online battle arena games. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv and youtube.com. The Company is developing a wagering platform where players and fans alike may engage in peer-to-peer skill-based betting, gamers can bet on their ability to beat other gamers in a betting exchange environment and fans and spectators have the ability to bet on their favorite gamers to win real cash and prizes.

Esports Entertainment Group, Inc. (the “Company” or “EEG”) is an esports-focused iGaming and entertainment company with a global footprint. EEG’s strategy is to build and acquire betting and related platforms, and lever them into the rapidly growing esports vertical. We operate the business in two verticals, EEG iGaming and EEG Games.

We have financed operations primarily through the sale of equity securities and short-term debt. Until revenues are sufficient to meet our needs, we will continue to attempt to secure financing through equity or debt securities.

Basis of Presentation

We operate two complementary business segments: Our EEG iGaming business and our EEG Games business.

EEG iGaming

EEG iGaming includes the esports betting platform with full casino and other functionality and services for iGaming customers. iDefix, proprietary technology acquired in connection with the acquisition of Lucky Dino, is an MGA licensed iGaming platform with payments, payment automation manager, bonusing, loyalty, compliance and casino integrations that services all Lucky Dino.

EEG’s goal is to be a leader in the large and rapidly growing sector of esports real-money wagering, offering fans the ability to wager on approved esports events in a licensed and secure environment. From February 2021, under the terms of our MGA license, we are now able to accept wagers from residents of over 180 jurisdictions including countries within the EU, Canada, New Zealand and South Africa, on our platform.

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Alongside the esports focused platform, EEG owns and operates five online casino brands of Lucky Dino Gaming Limited and Hiidenkivi Estonia OU, its wholly-owned subsidiary (collectively referred to as “Lucky Dino”), licensed by the MGA on its in-house built iDefix casino-platform. We currently hold one Tier-1 gambling licenses in Malta. Our Lucky Dino business provides a foothold in mature markets in Europe into which we believe we can cross-sell our esports offerings.

EEG Games

EEG Games’ focus is on providing esports entertainment experiences to gamers through a combination of: (1) our proprietary infrastructure software, GGC, which underpins our focus on esports and is a leading provider of LAN center management software and services, enabling us to seamlessly manage mission critical functions such as game licensing and payments, (2) online tournaments (through our Esports Gaming League tournament platform), and (3) the creation of esports content for distribution to the betting industry. Currently, we operate our esports EEG Games business in the United States and Europe.

We believe that as the size of the market and the number of esports enthusiasts continues to grow, so will the number of esports enthusiasts who gamble on events, which would likely increase the demand for our platform.

Key Performance Indicators

In the esports and gaming industry, revenue is driven by discretionary consumer spending. We have no way of determining why customers spend more or less money; therefore, we are unable to quantify a dollar amount for each factor that impacts our customers’ spending behaviors. However, some insight into the factors that we believe are likely to account for such changes and which factors may have a greater impact than others, include decreases in discretionary consumer spending have historically been brought about by weakened general economic conditions, such as lackluster recoveries from recessions, high unemployment levels, higher income taxes, low levels of consumer confidence, weakness in the housing market and high fuel or other transportation costs. Such insights are based solely on our judgment and professional experience, and no assurance can be given as to the accuracy of our judgments. The vast majority of our revenues is EEG iGaming revenue, which is highly dependent upon the number and volume and spending levels of customers.

Reportable Segments

At March 31, 2023, the Company has two reportable segments: EEG iGaming and EEG Games, consistent with June 30, 2022. Prior periods presented have been recast to reflect any change in reportable segments from the corresponding period.

Financial Highlights

The following tables set forth a summary of our financial results for the periods indicated and are derived from our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 and 2022, and years ended June 30, 2022 and 2021, respectively:

	Nine Months Ended March 31,
	2023	2022

Net revenue	$20,190,663	$46,638,925
Total operating costs and expenses (excluding Loss on disposal of businesses, net and Asset impairment charges)	$37,032,286	$79,267,237
Loss on disposal of businesses, net	$4,198,362	$-
Asset impairment charges	$16,135,000	$38,629,310
Total other income (expense), net	$5,680,113	$(32,702,313)
Income tax expense (benefit)	$(376)	$5,503,430
Net loss	$31,495,248	$98,456,505
Net loss attributable to common stockholders	$32,322,914	$98,865,656

	Year Ended June 30,
	2022	2021

Net revenue	$58,351,650	$16,783,914
Total operating expenses excluding asset impairment charges	$101,214,859	$42,510,352
Asset impairment charges	$46,498,689	$-
Total other income (expense), net	$(18,544,634)	$(4,457,832)
Income tax benefit	$5,674,442	$3,811,536
Net loss	$102,232,090	$26,372,734
Net loss attributable to common stockholders	$102,915,706	$26,372,734

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Non-GAAP Information

This report includes Adjusted EBITDA, which is a non-U.S. GAAP (“U.S. GAAP” is defined as accounting principles generally accepted in the United States of America) financial performance measure that we use to supplement our results presented in accordance with U.S. GAAP. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company uses this non-U.S. GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that it provides useful information about operating results, enhances the overall understanding of past financial performance and future prospects, and allows for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted EBITDA, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. We define Adjusted EBITDA as earnings (loss) before, as applicable to the particular period, interest expense, net; income taxes; depreciation and amortization; stock-based compensation; cost of acquisition; asset impairment charges; loss on extinguishment of senior convertible note; loss on conversion of senior convertible note; change in fair value of derivative liability; change in fair value of warrant liability; change in fair value of contingent consideration; and other non-operating income (loss), net, and certain other non-recurring, non-cash or non-core items, as described in the reconciliation below, if not covered above.

Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring items (for example, in the case of transaction-related costs), non-cash expenditures (for example, in the case of depreciation and amortization, stock-based compensation, asset impairment charges, change in fair value of derivative liability and change in fair value of warrant liability), or are not related to our underlying business performance (for example, in the case of interest income and expense and litigation settlement and related costs).

Segment Revenues and Adjusted EBITDA

The table below presents our Segment Revenues and Adjusted EBITDA reconciled to our net loss, for the periods indicated:

	For the nine months ended March 31,
	2023	2022
Net Revenue:
EEG iGaming segment	$17,571,219	41,692,731
EEG Games segment	$2,619,444	4,946,194

Total	$20,190,663	46,638,925

Net loss:	$(31,495,248)	(98,456,505)

Adjusted for:
Interest expense	$2,490,696	$5,368,933
Asset impairment charges	$16,135,000	$38,629,310
Loss on disposal of businesses, net	$4,198,362	$-
Gain on termination of lease	$(799,901)	$-
Loss on conversion of senior convertible note	$-	$5,999,662
Loss on extinguishment of senior convertible note	$3,616,372	$28,478,804
Change in fair value of derivative liability	$(7,435,687)	$22,055,672
Change in fair value of warrant liability	$(6,435,229)	$(28,641,920)
Change in fair value of contingent consideration	$2,864,551	$(1,950,693)
Other non-operating (income) loss, net	$19,085	$1,391,855
Depreciation and amortization	$5,408,467	$9,555,184
Right of use asset amortization	$69,597	$471,007
Stock-based compensation	$1,127,070	$3,958,275
Cost of acquisition	$35,930	$269,013
Income tax benefit	$376	$(5,503,430)
Total Adjusted EBITDA	$(10,200,559)	$(18,374,833)

Adjusted EBITDA
EEG iGaming segment	$(2,566,714)	$(5,590,343)
EEG Games segment	$(1,810,305)	$(3,487,751)
Other(1)	$(5,823,540)	$(9,296,739)
Total Adjusted EBITDA	$(10,200,559)	$(18,374,833)

(1) Other comprises corporate and overhead costs.

(2) We have no intersegment revenues or costs and thus no eliminations were required.

(3) We define Adjusted EBITDA as earnings (loss) before, as applicable to the particular period, interest expense; income taxes; depreciation and amortization including right of use asset amortization; stock-based compensation; cost of acquisition; asset impairment charges; loss on extinguishment of senior convertible note; loss on conversion of senior convertible note; change in fair value of derivative liability; change in fair value of warrant liability; change in fair value of contingent consideration; and other non-operating income (loss), net and certain other non-recurring, non-cash or non-core items (included in table above).

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Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 and 2022, and related notes included Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 22, 2023. The financial data is at the consolidated and reporting segment levels and reported in U.S. Dollars ($).

Comparison on the nine months ended March 31, 2023 and 2022

Net Revenue

Net revenue totaled $20.2 million in the nine months ended March 31, 2023, a decrease of $26.4 million, or 57%, from the $46.6 million recorded in the nine months ended March 31, 2022. The decrease is primarily attributable to the sale of the Bethard Business on February 24, 2023 and the decrease in the iGaming operations of Lucky Dino, Bethard and Argyll that were impacted by regulatory changes in the Netherlands, Finland and the UK, and the worsening investment and market conditions. Argyll Entertainment was further declared bankrupt by the Swiss court on March 27, 2023, at which point the Company lost control of Argyll Entertainment and as a result, the entity was deconsolidated. The decrease in the iGaming segment revenue was $24.1 million falling from $41.7 million to $17.6 million. Revenue in the EEG Games segment also decreased $2.3 million from $4.9 million to $2.6 million due to the disposal of the Helix Holdings, LLC game center assets in Foxboro, MA and North Bergen, NJ that occurred in June 2022 and lower other revenues.

Cost of Revenue

Cost of revenue totaled $7.4 million in the nine months ended March 31, 2023, a decrease of $11.8 million, or 61%, from the $19.2 million recorded in the nine months ended March 31, 2022. The decrease is primarily attributable to the Sale of the Bethard Business on February 24, 2023 and the decrease in the iGaming operations of Lucky Dino, Bethard and Argyll in the EEG iGaming segment and includes corresponding EEG iGaming decreases in line with revenue. This includes decreases of $6.5 million for payment processing fees, platform costs, gaming duties and costs related to revenue sharing arrangements, $2.1 million for the game provider expenses and $1.1 million for lower other direct expenses related to the delivery of services. EEG Games also had a reduction in costs with $2.0 million lower platform costs, game provider costs and other direct expenses.

Sales and Marketing

Sales and marketing expense totaled $5.2 million in the nine months ended March 31, 2023, a decrease of $16.1 million, or 76%, compared to the $21.3 million recorded for the nine months ended March 31, 2022. The decrease was primarily attributable to a $1.7 million reduction in marketing, $10.9 million lower affiliate costs and $0.2 million lower sponsorship costs related to the EEG iGaming segment and a $3.2 million reduction in corporate expense driven by $2.9 million less incurred for sponsorship agreements with professional sports clubs and our service partners, and $0.3 million less other sales and marketing costs.

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General and Administrative

General and administrative expense totaled $24.4 million for the nine months ended March 31, 2023, a decrease of $14.3 million, or 37%, compared to the $38.7 million recorded for the nine months ended March 31, 2022. The decrease was primarily attributable to decreases of $3.5 million in payroll costs, $1.9 million depreciation and amortization, and $1.1 million decrease related to other general and administrative cost primarily including incremental costs for information technology related disbursements from the EEG iGaming segment, and further decreases of $0.6 million in payroll costs, $2.4 million depreciation and amortization, and $0.8 million related to other general and administrative costs from the EEG Games segment. Corporate general and administrative costs decreased $3.5 million with $0.1 million lower payroll costs, $2.3 million lower share based compensation expense and $1.2 million less other general and administrative cost primarily including lower professional fees and legal expenses.

Loss on disposal of businesses, net

During the nine months ended March 31, 2023, the Company recorded a loss on disposal of businesses, net of $4.2 million.

On January 18, 2023, the Company sold its Spanish iGaming operations, including its Spanish iGaming license, and received approximately $1,200,000 in proceeds and $1,000,000 in cash from the return of a deposit held with the Spanish regulator. The Company recognized a gain on disposal of the Spanish iGaming operations of $1,114,992.

On February 24, 2023, the Company sold its Bethard Business for purchase consideration determined by the Company to be $8,090,965 comprised of cash received on the Bethard Closing Date of €1,650,000 ($1,739,882 using exchange rates in effect on the Bethard Closing Date), holdback consideration of €150,000 ($158,171 using exchange rates in effect on the Bethard Closing Date) and the Company’s settlement of its contingent consideration liability of €5,872,989 ($6,192,912 using exchange rates in effect on the Bethard Closing Date) that had originated from its acquisition of the Bethard Business on July 13, 2021 and other liabilities. The Company recognized a loss on disposal of the Bethard Business of $8,601,414 in Loss on disposal of businesses, net.

On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On December 8, 2022, Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. The Company had previously fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the fiscal year ended June 30, 2022. The Company recognized a gain on disposal of Argyll Entertainment of $3,288,060.

There was no loss on disposal of businesses, net in the nine months ended March 31, 2022.

Asset Impairment Charges

During the nine months ended March 31, 2023, the Company initiated a process to evaluate the strategic options for the EEG iGaming business, including exploring a sale of EEG iGaming assets due to increasing regulatory burdens and competition. In December 2022, the Company closed down its licensed remote gambling operation in the UK market and on December 9, 2022, surrendered its UK license, as part of the winding down of the Argyll UK iGaming operations. The Company appointed a new Chief Executive Officer and a new interim Chief Financial Officer and on January 18, 2023, sold its EEG iGaming Spanish license. As part of these changes, the Company has been focused on reducing costs in its businesses as it has seen the EEG iGaming revenues decline significantly from levels seen in the previous year and previous quarters. This and uncertainties caused by inflation and world stability were determined to be a triggering event and the long-lived assets of the Company were quantitatively tested for impairment at December 31, 2022. For nine months ended March 31, 2023, the Company recognized total goodwill asset impairment charges of $16.1 million, with asset impairment charges to the goodwill of the iGaming reporting unit of $14.5 million, which is part of the EEG iGaming segment, and to the goodwill of the GGC reporting unit of $1.6 million, which is part of the EEG Games segment. Further downturns in economic, regulatory and operating conditions could result in additional goodwill impairment in future periods.

As of March 31, 2022 and for the nine months ended March 31, 2022, the Company determined that in-person attendance at its Helix and customer game centers is not expected to attain levels previously forecasted and that under the current liquidity and investment constraints it is less likely to reach the previously forecasted revenue and profits in EGL and GGC. For the nine months ended March 31, 2022, the Company recognized $38.6 million of asset impairment charges of long-lived assets, including $23.1 million of goodwill and $15.5 million of long-lived assets in the EGL, GGC and Helix reporting units.

Other Income (expense)

Other income (expense), net changed $38.4 million from a loss of $32.7 million for the nine months ended March 31, 2022 to income of $5.7 million for the nine months ended March 31, 2023. The other expense for the nine months ended March 31, 2023 resulted primarily from $2.5 million of interest expense related to the Senior Convertible Note, $3.6 million for the loss on extinguishment of the Senior Convertible Note related to the conversion of $19.3 million of the Senior Convertible note into 2,242,143 shares of our common stock and an increase of $2.9 million for the change in the fair value of the contingent consideration for Bethard, offset by other income primarily made up of $7.4 million for the change in the fair value of the derivative liability on Senior Convertible Note and $6.4 million from the reduction in fair value of the warrant liability. The driver of the change in fair value of the warrants was a decrease of $4.6 million for the September 2022 Warrants issued as part of the September 2022 Offering that decreased from the $5.3 million valued on issuance at September 19, 2022 to $0.7 million at March 31, 2023 and a decrease of $1.8 million for the March 2022 Warrants from $2.1 million at June 30, 2022 to $0.3 million at March 31, 2022. Other warrants also decreased $0.1 million for the nine months ended March 31, 2023.

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Income Tax benefit (expense)

The income tax benefit for the nine months ended March 31, 2022 was $5.5 million that results primarily from the release of valuation allowance of $5.5 million that followed an assessment of the realizability of our deferred tax assets subsequent to the completion of the Bethard acquisition.

Comparison of Year ended June 30, 2022 and 2021

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this report. The financial data is at the consolidated level and reported in U.S. Dollar ($).

Revenue

Revenue totaled $58.4 million in the year ended June 30, 2022, an increase of $41.6 million, or 248%, from the $16.8 million recorded in the year ended June 30, 2021. The increase is primarily attributable to the iGaming operations of Lucky Dino and Argyll that were acquired during the fiscal year ended June 30, 2021 and Bethard that was acquired in July 2021 of fiscal year ended June 30, 2022, increasing the iGaming segment revenue by $36.9 million from $16.2 million to $53.1 million and GGC that was also acquired during the fiscal year ended June 30, 2021 and was the primary factor in the increase in EEG Games revenue of $4.7 million from $0.6 million to $5.3 million.

Cost of Revenue

Cost of revenue totaled $24.2 million in the year ended June 30, 2022, an increase of $16.3 million, or 206%, from the $7.9 million recorded in the year ended June 30, 2021. The increase is primarily attributable to the EEG iGaming segment of Lucky Dino, Argyll and Bethard acquisitions and includes $9.2 million for additional payment processing fees, platform costs, gaming duties and costs related to revenue sharing arrangements, $3.0 million additional for the game provider expenses and $1.3 million higher other direct expenses related to the delivery of services. EEG Games incurred $1.6 million higher platform costs, $1.1 million higher game provider costs and $0.1 million other direct expenses across the segment.

Sales and Marketing

Sales and marketing expense totaled $25.7 million in the year ended June 30, 2022, an increase of $15.7 million, or 157%, over the $10.0 million recorded for the year ended June 30, 2021. The increase was primarily attributable to $12.0 million higher marketing and $0.9 million higher affiliate costs related to EEG iGaming segment and $2.8 million in additional Corporate expense for sponsorship agreements with professional sports clubs and our service partners.

General and Administrative

General and administrative expense totaled $51.3 million for the year ended June 30, 2022, an increase of $26.7 million, or 109%, over the $24.6 million recorded for the year ended June 30, 2021. The increase was primarily attributable to increases of $8.7 million in payroll costs, $5.8 million depreciation and amortization, $2.5 million related to other general and administrative cost primarily including incremental costs for information technology related disbursements from the EEG iGaming segment, and $4.6 million in payroll costs, $2.9 million depreciation and amortization, and $1.5 million related to other general and administrative cost including professional fees from the EEG Games segment. Corporate general and administrative costs increased $0.7 million with $2.0 million in higher payroll costs, $1.1 million higher stock based compensation, and $0.8 million increase in other general and administrative cost including other, professional fees and legal fees, offset by $3.2 million less in acquisition related costs due to Bethard being the sole acquisition at the beginning of the year ended June 30, 2022 compared to the multiple acquisitions in the year ended June 30, 2021.

Impairment

During the third quarter, the Company concluded that goodwill impairment indicators existed based on the significant volatility in the Company’s stock price where the Company experienced a sustained reduction from the middle of the third quarter through March 31, 2022 and subsequently. As of March 31, 2022, the Company determined that in-person attendance at its Helix and customer game centers was not expected to attain levels previously forecasted and that under the current liquidity and investment constraints is the Company was less likely to reach the previously forecasted revenue and profits for EGL and GGC. These factors and the continuing impacts of the COVID-19 pandemic, uncertainties caused by inflation and world stability, resulted in the Company evaluating its goodwill and long-lived assets, including intangible assets, for impairment as of March 31, 2022. During the third quarter, the Company recognized $38.6 million of asset impairment charges, including $23.1 million of goodwill and $15.5 million of other long-lived assets in the EGL, GGC and Helix reporting units from the EEG Games segment. The Company tests its goodwill for impairment annually on April 1. There was no further impairment identified as of the annual testing date from that recognized as of March 31, 2022. In the three months ending June 30, 2022, while implementing cost saving initiatives, and with the continuing liquidity and investment restraints and further reduction in the Company’s already deflated stock price, the Company again concluded that as of June 30, 2022, goodwill impairment indicators existed, and the Company evaluated its goodwill and long-lived assets, including intangible assets, for further impairment. The Company identified that with the additional regulation and expected costs of continuing in the UK market that the iGaming Argyll (UK) goodwill and asset group intangible assets and equipment were impaired resulting in additional asset impairment charges of $7.9 million, including $3.9 million of goodwill and $4.0 million of other long-lived assets in the iGaming Argyll reporting unit from the EEG iGaming segment, for a total for the year ended June 30, 2022 of $46.5 million. There were no impairment charges for the year ended June 30, 2021.

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Other Income (expense)

Other income (expense), net changed $14.0 million from an expense of $4.5 million for the year ended June 30, 2021 to an expense of $18.5 million for the year ended June, 2022. The other expense for the year ended June 30, 2022 results primarily from the $10.9 million expense for derivative liabilities on senior convertible note, $28.5 million of loss on extinguishment primarily attributable to amortization of the debt discount, $6.0 million loss on the conversion of the Senior Convertible Note, driven by the conversion of a principal provided to the Senior Convertible Note holder as part of the October 13, 2021 waiver provided on the covenants related to the Senior Convertible Note and $6.4 million in interest expense. These expenses were offset by other income primarily made up of $2.4 million for the change in the fair value of the contingent consideration due as part of the Bethard transaction and $31.5 million from the reduction in fair value of the warrant liability. The Series A and Series B Warrants fair value decreased from $23.5 million as of June 30, 2021 to $0.1 million and the March 2022 Warrants and the April 2022 Overallotment Warrants decreased from initial fair value of $10.2 million to $2.1 million as of June 30, 2022, resulting in a total gain of $31.5 million. The other expense for the year ended June 30, 2021 primarily included a charge of $4.7 million related to the revaluation of the warrant liability recorded in connection with the acquisition of Argyll through issuance of common stock, a charge of $1.7 million related to the settlement of the contingent consideration liability for the FLIP and EGL acquisitions through the issuance of common stock, and interest expense of $0.7 million related primarily to the Senior Convertible Note. This was partially offset by a benefit of $3.2 million related to the revaluation of Series A and Series B warrants issued in connection with the Senior Convertible Note dated June 2, 2021.

Income Tax

The income tax benefit for the year ended June 30, 2022 and 2021 was $5.7 million and $3.8 million, respectively. The income tax benefit recorded for the year ended June 30, 2022 results primarily from the release of valuation allowance of $5.7 million that followed an assessment of the realizability of our deferred tax assets subsequent to the completion of the Bethard acquisitions. The income tax benefit recorded for the year ended June 30, 2021 results primarily from the release of valuation allowance of $4.1 million that followed an assessment of the realizability of our deferred tax assets subsequent to the completion of the Argyll, EGL, GGC and Helix acquisitions. It is anticipated that our deferred tax assets will be realized through future reversal of deferred tax liabilities. The income tax benefit was offset by income tax expense related to one of our foreign subsidiaries as well as the estimated exposure for accrued interest and penalties that may be imposed related to tax filings.

Capital Resources and Liquidity

Liquidity and Going Concern

The Company must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from August 1, 2023, the date the unaudited condensed consolidated financial statements included in the Registration Statement on Amendment No. 3 to Form S-1/A was filed with the Securities and Exchange Commission. The evaluation of going concern under the accounting guidance requires significant judgment.

The Company has determined that certain factors raise substantial doubt about its ability to continue as a going concern for a least one year from the date of issuance of these unaudited condensed consolidated financial statements included in the Registration Statement on Amendment No. 3 to Form S-1/A was filed with the Securities and Exchange Commission.

One such factor considered by the Company was its Senior Convertible Note, on which the Company had not maintained compliance with certain debt covenants and was in default under the terms of the Senior Convertible Note and that had a March 31, 2023 outstanding balance of $15.9 million. The Senior Convertible Note outstanding was further reduced to $15.2 million on April 19, 2023, when the Company redeemed $0.68 million of the Senior Convertible Note using funds that were on deposit in favor of the Holder from the Sale of the Bethard Business. Subsequent to this, on April 19, 2023, the Company entered into the Note to Preferred Stock Exchange Agreement with the Holder to convert the remaining $15.2 million in aggregate principal amount of the Senior Convertible Note outstanding into the new Series C Preferred Stock and the Company closed and completed the exchange on April 28, 2023, extinguishing the Senior Convertible Note and eliminating the related derivative liability that had a fair value of $2.0 million as of March 31, 2023.

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In addition to the above, the Company considered that it had an accumulated deficit of $180.6 million as of March 31, 2023 and that it has had a history of recurring losses from operations and recurring negative cash flows from operations as it has prepared to grow its esports business through acquisition and new venture opportunities. At March 31, 2023, the Company had total current assets of $5.4 million and total current liabilities of $29.0 million. Net cash used in operating activities for the nine months ended March 31, 2023 was $11.5 million which includes a net loss of $31.5 million. The Company also considered its current liquidity as well as future market and economic conditions that may be deemed outside the control of the Company as it relates to obtaining financing and generating future profits. As of March 31, 2023, the Company had $1.9 million of available cash on-hand and net current liabilities of $23.5 million. On May 22, 2023 the Company closed the issuance of a new Series D Preferred Stock, that includes the issuance of (i) 4,300 shares of Series D Preferred Stock for a price of $1,000 per share, (ii) Common Warrants to purchase 1,433,333 shares of our common stock at a price of $1.96 per share, and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share, for a total gross proceeds to the Company of $4.3 million before deducting underwriting discounts and commissions.

The amount of available cash on hand on July 31, 2023, one business day preceding the filing of the Registration Statement on Amendment No. 3 to Form S-1/A with the Securities and Exchange Commission, was $1.0 million.

The Company believes that its current level of cash and cash equivalents are not sufficient to fund its operations and obligations without additional financing. Although the Company has financing available, as further described below, the ability to raise financing using these sources is subject to several factors, including market and economic conditions, performance, and investor sentiment as it relates to the Company and the esports and iGaming industry. The combination of these conditions was determined to raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of at least one year from August 1, 2023, the date the Registration Statement on Amendment No. 3 to Form S-1/A was filed with the Securities and Exchange Commission.

In determining whether the Company can overcome the presumption of substantial doubt about its ability to continue as a going concern, the Company may consider the effects of any mitigating plans for additional sources of financing. The Company identified additional financing sources it believes, depending on market conditions, may be available to fund its operations and drive future growth, which include (i) the potential expected proceeds from future offerings, where the amount of the offering has not yet been determined, and (ii) the ability to raise additional financing from other sources.

The Company’s sources and (uses) of cash for the nine months ended March 31, 2023 and 2022 are shown below:

	March 31, 2023	March 31, 2022
Cash used in operating activities	$(11,526,050)	$(14,100,783)
Cash provided by (used in) investing activities	$2,936,561	$(20,189,188)
Cash provided by financing activities	$5,601,492	$23,681,839

Net cash used in operating activities for the nine months ended March 31, 2023 was $11.5 million, which includes a net loss of $31.5 million, offset by net non-cash and balance sheet adjustments of $18.7 million.

There was $2.9 million net cash provided by investing activities for the nine months ended March 31, 2023, which includes $1.7 million proceeds from the sale of the Bethard Business and $1.2 million from the sale of the Spanish operations.

Net cash provided by financing activities for the nine months ended March 31, 2023 totaled $5.6 million, which related to $9.0 million net proceeds from the December 2022 Registered Direct Offering and the September 2022 Offering, offset by the repayments of part of the Senior Convertible Note principal of $2.8 million, repayments of notes payable and a finance lease for less than $0.1 million and the payments of the dividends on the 10% Series A cumulative redeemable convertible preferred stock of $0.6 million.

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The Company’s sources and (uses) of cash for the year ended June 30, 2022 and 2021 are shown below:

	2022	2021
Cash used in operating activities	$21,006,437	$18,883,006
Cash used in investing activities	$20,080,376	$56,133,256
Cash provided by financing activities	$23,488,285	$86,356,201

At June 30, 2022, we had total current assets of $10.0 million and total current liabilities of $65.8 million. Net cash used in operating activities for the year ended June 30, 2022 was $21.0 million, which includes a net loss of $102.2 million, offset by net non-cash adjustments of $72.4 million.

Net cash used in investing activities for the year ended June 30, 2022 totaled $20.1 million principally related to the Bethard acquisition.

Net cash provided by financing activities for the year ended June 30, 2022 totaled $23.5 million, which related to proceeds from the issuance of 150,000 units, each consisting of one share of common stock and one March 2022 Warrant, as part of the March 2022 Offering, the issuance of the shares of the 10% Series A cumulative redeemable convertible preferred stock and the issuance of common stock of 11,658 shares through the at-the-money, partially offset by the payment of the dividends on the 10% Series A cumulative redeemable convertible preferred stock, the contingent consideration of Bethard and repayments of notes payable and finance lease.

These above plans are likely to require the Company to place reliance on several factors, including favorable market conditions, to access additional capital in the future. These plans were therefore determined not to be sufficient to overcome the presumption of substantial doubt about the Company’s ability to continue as a going concern.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires our management to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical and industry experience and on various other assumptions that are believed to be reasonable under the circumstances. On a regular basis, we evaluate these accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results may differ from our estimates, and such differences could be material.

A full discussion of our significant accounting policies is contained in Note 2 to our consolidated financial statements, for the fiscal year ended June 30, 2022.

We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our financial results. These estimates require our most difficult, subjective or complex judgments because they relate to matters that are inherently uncertain. We have reviewed these critical accounting policies and estimates and related disclosures with our Audit Committee.

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Revenue recognition

Revenue and Cost Recognition

The revenue of the Company is currently generated from online casino and sports betting (referred to herein as “EEG iGaming Revenue”), and esports revenue (referred to herein as “EEG Games Revenue”), consisting of the sales of subscriptions to access cloud-based software used by independent operators of game centers, from consulting and data analytic services provided to game operators (“EEG Games Esports and Other Revenue”), and from the provision of esports event and team management services (“EEG Games Esports Event Management and Team Service Revenue”). The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 – Revenue from Contracts with Customers (“ASC 606”) when control of a product or service is transferred to a customer. The amount of revenue is measured at the transaction price, or the amount of consideration that the Company expects to receive in exchange for transferring a promised good or service. The transaction price includes estimates of variable consideration to the extent that it is probable that a significant reversal of revenue recognized will not occur.

Revenue generating activities of the Company may be subject to value added tax (“VAT”) in certain jurisdictions in which the Company operates. Revenue is presented net of VAT in the consolidated statements of operations. VAT receivables and VAT payables are included in other receivables and accounts payable and accrued expenses, respectively on the consolidated balance sheets. Sales to customers do not have significant financing components or payment terms greater than 12 months.

EEG iGaming Revenue

EEG iGaming revenue is derived from the placement of bets by end-users, also referred to as customers, through online gaming sites. The transaction price in an iGaming contract, or Net Gaming Revenue (“NGR”), is the difference between gaming wins and losses, as further reduced by any nondiscretionary incentives awarded to the customer. Gaming transactions involve four performance obligations, namely the settlement of each individual bet, the honoring of discretionary incentives available to the customer through loyalty reward programs, the award of free spin and deposit match bonuses, and the winning of a casino jackpot. The total amount wagered by a customer is commonly referred to as the win or Gross Gaming Revenue (“GGR”). The GGR is allocated to each performance obligation using the relative standalone selling price determined for iGaming contracts.

Revenue recognition for individual wagers is recognized when the gaming occurs, as such gaming activities are settled immediately. The revenue allocated to incentives, such as loyalty points offered through a rewards program, is deferred and recognized as revenue when the loyalty points are redeemed. Revenue allocated to free spins and deposit matches, referred to as bonuses, are recognized at the time that they are wagered. Jackpots, other than the incremental progressive jackpots, are recognized at the time they are won by customers. The Company applies a practical expedient by accounting for its performance obligations on a portfolio basis as iGaming contracts have similar characteristics. The Company expects the application of the revenue recognition guidance to a portfolio of iGaming contracts will not materially differ from the application of the revenue recognition guidance on an individual contract basis.

The Company evaluates bets that its users place on websites owned by third party brands in order to determine whether it may recognize revenue on a gross basis, when acting as the principal provider of the wagering service, or on a net basis, when acting as an intermediary or agent. The principal in a wagering service involving a third party is generally the entity that controls the wagering service such that it has a right to the services being performed by the third party and can direct the third party in delivery of the service to its users. The Company records revenue on a gross basis as it has determined it is the principal in transactions involving third parties, such as revenue sharing arrangements, as it controls the wagering service being offered to the users such that it has a right to the service performed by third parties and can further direct third parties in providing services to users. The Company further records expenses related to its revenue sharing arrangements and other third-party iGaming expenses within costs of revenue in the consolidated statements of operations.

EEG Games Revenue

EEG Games Esports and Other Revenue

The Company derives revenue sales of subscriptions to access cloud-based software used by independent operators of game centers, as well as from consulting and data analytic services provided to game operators. The revenue derived from the sale of subscription services to cloud-based software used by game centers is recognized over the term of the contract, which generally can range from one month to one year in duration, beginning on the date the customer is provided access to the Company’s hosted software platform. The revenue from the operation of game centers by the Company was recognized when a customer purchased time to use the esports gaming equipment at each center. The revenue from time purchased by a customer and from the sale of concessions was recognized at the point of sale.

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The Company further provides consultation services related to the use of hardware and equipment for gaming operations together with implementation services that include sourcing, training, planning, and installation of technology. The Company considers services related to hardware and equipment, implementation, and any design of user interface for the customer as separate performance obligations. Revenue for hardware equipment and design of custom user interface is recognized at a point in time upon delivery and completion. Implementation services are recognized over time, as services are performed.

The Company also has contracts with software companies to provide talent data analytics and related esports services, which include analytic development, other related services to develop software and applications for tournaments, to provide data support, data gathering, gameplay analysis and reporting which includes talent analytics and related esports services, including analytic development, data analysis, survey design, interview services, player dossiers, and expert services. The Company recognizes revenue from its data analytic services over the life of the contract utilizing the output method, using a direct measurement of the value to the customer of the goods or services transferred to date relative to the remaining goods or services promised under the contact. The Company elected to use the right to invoice practical expedient and recognize revenue based on the amounts invoiced. The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date.

The Company has partnership contracts with strategic customers within the esports industry. The partnership contracts are negotiated agreements, which contain both licensing arrangements of intellectual property and development services, including fixed and variable components. The variability of revenue is driven by development plans and results of sales as specified by the partnership contract, which are known as of an invoice date. Partnership contracts generally do not have terms that extend beyond one year. The Company considers licensing arrangements and development services as separate performance obligations. Licensing revenues are recorded over time. Revenue associated with development is recognized over time, as labor is incurred.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each distinct performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct good or service that forms part of a single performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account the Company’s overall pricing objectives, considering market conditions and other factors, including the value of the deliverables in the contracts, customer demographics, geographic locations, and the number and types of users within the contracts.

EEG Games Esports Event Management and Team Service Revenue

The Company derives revenue from esports event management and team services. Esports event management services support the creation, production and delivery of an esports event by providing event staffing, gaming consoles, and other technical goods and services for a customer event that is either hosted live in person or online. The revenue generated from esports event management services is currently generally earned on a fixed fee basis per event but future plans call for other revenue streams arising from the content generated by tournaments.

The esports team services offerings of the Company include recruitment and management services offered to sports clubs to facilitate their entrance into esports tournament competition. Team services provided to a customer may include player recruitment, administration of player contracts, processing of tournament admission, providing logistical arrangements, as well as providing ongoing support to the team during the event. Team services are earned on a fixed fee basis per tournament.

Esports event management and team services revenues are recognized over the term of the event or the relevant contractual term for services as this method best depicts the transfer of control to the customer. The Company recognizes revenue for event management services based on the number of days completed for the event relative to the total days of the event. Revenue from team management services is recognized from inception of the contract through the end of the tournament using the number of days completed relative to the total number of days in the contract term. Revenue collected in advance of the event management or team services is recorded as deferred revenue on the consolidated balance sheets. The Company may also enter into profit sharing arrangements which are determined based on the net revenue earned by the customer for an event in addition to a fixed fee. Revenue recognition for profit sharing arrangements is recognized at the time the revenue from the event is determined, which is generally at the conclusion of the event. An event or team services contact may further require the Company to distribute payments to event or tournament attendees resulting in the recognition of a processing fee by the Company. The Company does not recognize revenue from the processing of payments until the conclusion of the event or tournament.

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The Company evaluates the service being provided under an esports event and team services contract to determine whether it should recognize revenue on a gross basis as the principal provider of the service, or on a net basis in a manner similar to that of an agent. The Company has determined that for esports event and team services contracts that allow for the assignment of individual tasks to a third-party contractor, the Company acts as the principal provider of the service being offered to the customer as it remains primarily responsible for fulfilling the contractual promise to the customer. In profit sharing arrangements, such as events that allow for the Company to share in the revenue earned by a customer for an event, the Company has determined it acts in the role of an agent to the customer as the event creator. The Company has also determined it acts as an agent when it collects a processing fee for performing the service of distributing prize money on behalf of its customers to event or tournament winners.

Contract Liabilities

Liabilities to customers include both player liabilities, consisting of a free spin bonus and a deposit match bonus, and the player reward liabilities. The free spin bonus provides the user the opportunity to a free play, or otherwise spin, on an iGaming casino slot machine without withdrawing a bet amount from the player’s account. The deposit match bonus matches a player’s deposit up to a certain specified percentage or amount. These bonuses represent consideration payable to a customer and therefore are treated as a reduction of the transaction price in determining NGR. The Company also offers non-discretionary loyalty rewards points to customers that can be redeemed for free play or cash. The Company allocates revenue from wagers to loyalty points rewards earned by users, thereby deferring a portion of revenue from users that participate in a loyalty reward program. The amount of revenue deferred related to loyalty points available to users is based on the estimated fair value of the loyalty point incentive available to the user.

The Company also records payments received in advance of performance under an esports gaming services contract or event management or team services contract as deferred revenue.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting. The Company records the assets acquired, liabilities assumed and acquisition-related contingent consideration at fair value on the date of acquisition. The difference between the purchase price, including any contingent consideration, and the fair value of net assets acquired is recorded as goodwill. The Company may adjust the preliminary purchase price and purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances that impact the determination of fair value at the acquisition date. Any change in fair value of acquisition-related contingent consideration resulting from events after the acquisition date is recognized in earnings. Acquisition-related costs are recognized separately from the acquisition and are expensed as incurred.

Impairment of Goodwill and long-lived assets

Goodwill represents the excess of fair value of consideration paid for an acquired entity over the fair value of the assets acquired and liabilities assumed in a business combination. Goodwill is not amortized but rather it is tested for impairment at the reporting unit level on an annual basis on April 1 of each fiscal year, or more often if events or changes in circumstances indicate that more likely than not the carrying amount of the asset may not be recoverable. A reporting unit represents an operating segment or a component of an operating segment. In accordance with ASC Topic 350 Intangibles – Goodwill and Other, our business is classified into four reporting units: iGaming Malta, Argyll UK, EGL, and GGC.

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In testing goodwill for impairment, we have the option to begin with a qualitative assessment, commonly referred to as “Step 0,” to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, including changes in our management, strategy and primary user base. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a quantitative goodwill impairment analysis by comparing the carrying amount to the fair value of the reporting unit. If it is determined that the fair value is less than its carrying amount, the excess of the goodwill carrying amount over the implied fair value is recognized as an impairment loss in accordance with Accounting Standards Update (“ASU”) No. 2017-04, Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. The Company utilizes a discounted cash flow analysis, referred to as an income approach, and uses internal and market multiples, to assess reasonableness of assumptions, to determine the estimated fair value of our reporting units. For the income approach, significant judgments and assumptions including anticipated revenue growth rates, discount rates, gross margins, operating expenses, working capital needs and capital expenditures are inherent in the fair value estimates, which are based on our operating and capital forecasts. As a result, actual results may differ from the estimates utilized in our income approach. The use of alternate judgments and/or assumptions could result in a fair value that differs from our estimate and could result in the recognition of additional impairment charges in the financial statements. As a test for reasonableness, the Company also considers the combined fair values of our reporting units to a reasonable market capitalization of the Company. The Company may elect not to perform the qualitative assessment for some or all reporting units and perform a quantitative impairment test.

Equipment and other long-lived assets, including finite lived intangibles, are evaluated for impairment periodically or when events and circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, an estimate of future undiscounted cash flows are determined through estimated disposition date of the asset. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than the carrying amount, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions. An estimation of future cash flows requires significant judgment as the Company makes assumptions about future results and market conditions. Since the determination of future cash flows is an estimate of future performance, there may be impairments recognized in future periods in the event future cash flows do not meet expectations.

Derivative financial instruments

The Company evaluates its convertible notes, equity instruments and warrants, to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability in the balance sheet. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to a liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current to correspond with its host instrument. The Company records the fair value of the remaining embedded derivative at each balance sheet date and records the change in the fair value of the remaining embedded derivative as other income or expense in the consolidated statements of operations.

Off Balance Sheet Arrangements

None.

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